EXHIBIT 10

     RESEARCH, DEVELOPMENT AND LICENCE AGREEMENT DATED MAY 11, 1999 BETWEEN
          PRAXIS PHARMACEUTICALS, INC. AND FAIRCHILD INTERNATIONAL INC.

     RESEARCH, DEVELOPMENT AND LICENCE AGREEMENT DATED THE 11TH DAY OF MAY,
                                      1999

BETWEEN:

                          PRAXIS PHARMACEUTICALS, INC.,
a body corporate incorporated pursuant to the laws of the State of Utah, one of the United States of America and having an office at ANUTECH Court, North Road, in the City of Canberra, ACT, Australia ("Praxis")

                                     - and -

                          FAIRCHILD INTERNATIONAL INC.,
 a body corporate incorporated pursuant to the laws of the Province of British Columbia, Canada and having an office at Suite 600, 595 Hornby Street, City of
               Vancouver, British Columbia, Canada ("FAIRCHILD")

                                    WHEREAS:

A. The Australian National University is the owner of certain patents related to the invention entitled "Phosphosugar-based anti-inflammatory and/or immunosuppressive drugs" and certain patent applications related to an invention entitled "Novel phosphosugars and phosphosugar-containing compounds having anti-inflammatory activity" which are described in more detail herein;

B. ANUTECH PTY Ltd. ("Anutech"), the commercialization company of the Australian National University, has entered into an agreement as agent for and on behalf of the Australian National University with Praxis pursuant to which Praxis has been granted an exclusive licence for the use of the inventions described above in specified areas of application;

C. Praxis has and intends to continue to conduct research and development related to the above described inventions;

D. Praxis wishes to obtain funding from FAIRCHILD to conduct research in the area of arthritis and dermal wrinkles and related to the above inventions;

E. FAIRCHILD wishes to obtain an exclusive, world-wide licence to make, use and sell products and processes developed by Praxis relating to arthritis and dermal wrinkles;

NOW THEREFORE, in consideration of the mutual terms and conditions contained herein, the parties hereto agree as follows:

                     PART I - DEFINITIONS AND INTERPRETATION

SECTION 1 - DEFINITIONS

In this Agreement, including this Section, the following defined terms have the meanings indicated:

      (a) "Anutech Licence Agreements" means the agreement entered into between Anutech and Praxis dated 27th October, 1997, a copy of which is attached hereto as Schedule "D";


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      (b)   "Closing Date" means September 30th, 1999

      (c) "Confidential Information" means confidential or proprietary information, trade secrets, know-how and technical information related to the inventions claimed pursuant to the Patents and any other information disclosed in confidence by Praxis to FAIRCHILD or by FAIRCHILD to Praxis;

      (d)   "Field of Use" means arthritis and dermal wrinkles;

      (e) "Intellectual Property" means any and all methods, devices, techniques, discoveries, inventions (whether or not patentable), know-how, ideas, processes, trade secrets and other proprietary information, including any patent right, copyright, trade secret or similar right;

      (f)   "Licensed Patent Applications" means:

            (i) the patent applications relating to the invention entitled "Novel phosphosugars and phosphosugar-containing compounds having anti-inflammatory activity", including United State Patent Application No. 08/953305, Australian Application No. 41866/97 and any patent applications filed now or in the future in any country which disclose and claim the same inventions or the priority of Australian Provisional Application PO 3098/96, filed October 18, 1996; and

            (ii)  all patent applications related to the New Intellectual
                  Property;

      (g)   "Licensed Patents" means:

            (i)   the patents described on Schedule "A" hereto;

            (ii)  all patents issued out of the Patent Applications;

            (iii) any patents issued in any country disclosing and claiming the same inventions as those claimed in the patents referred to in clauses (i) and (ii) hereof; and

            (iv) all divisions, re-issues, re-examinations, continuations, renewals and extensions of the foregoing;

      (h) "Licensed Product" means any product the manufacture or use of which is covered by a Valid Claim;

      (i)   "Licensed Technology" means:

            (i) the inventions disclosed and claimed in the Licensed Patent Applications and Licensed Patents;

            (ii) any additional Intellectual Property related to the inventions referred to in clause (i), their description, use, or application; and

            (iii) all Confidential Information in any way related to the inventions referred to in clause (i) hereof and the Intellectual Property referred to in clause (ii) hereof;

      (j)   "Net Revenue" means all consideration received by FAIRCHILD:


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            (i)   for the sale or other disposition of Licensed Products; and

            (ii) pursuant to the terms of any sublicences granted by FAIRCHILD in accordance with Section 11(3); less the following:

                  (A) all costs incurred by FAIRCHILD in the development of Licensed Products, including, without limitation, payments made by FAIRCHILD to Praxis pursuant to Section 8, costs and expenses incurred by FAIRCHILD pursuant to
                        Section 13 and expenses incurred by FAIRCHILD in connection with obtaining Regulatory Approvals, including those referred to in Section 17;

                  (B) all costs of direct materials, labour and overhead expenses required in the manufacture and production of Licensed Products;

                  (C) costs incurred by FAIRCHILD in connection with the marketing, selling and distribution of Licensed Products;

                  (D) any tax or government charge (other than an income tax) levied on the sale, transportation or delivery of Licensed Product;

                  (E) trade and quantity discounts or rebates actually allowed and taken; and

                  (F) credits or allowances given or made for rejection or return of previously sold Licensed Products;

      (k) "New Intellectual Property" means Intellectual Property that is developed by Praxis during the conduct of the Research Projects performed by Praxis in accordance with Section 8;

      (l) "Regulatory Approval" means any approvals, licenses, registrations or authorizations of any relevant authority having jurisdiction necessary for the development, use, importation, packaging, marketing, distribution, sale, storage and transportation of the Licensed Products;

      (m) "Research Projects" means the Research and Development Projects relating to dermal wrinkles and arthritis conducted in accordance with Section 8;

      (n) "Shares" means shares in the capital stock of FAIRCHILD described as Class A Common and having the rights set out on Schedule "B" hereto;

      (o) "Valid Claim" means a claim of any issued and unexpired Licensed Patent which claim has not been held unenforceable, unpatentable or invalid by a decision of a court or government body of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, which has not been rendered unenforceable through disclaimer or otherwise, and which has not been lost through an interference proceeding or by abandonment.

SECTION 2 - GOVERNING LAW AND JURISDICTION

This Agreement shall be governed by and interpreted in accordance with the laws in force in the Province of British Columbia. The parties hereby submit to the jurisdiction of the Courts of British Columbia.


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SECTION 3 - CURRENCY

All monetary units, except as expressly stated otherwise in this Agreement, are in United States dollars.

SECTION 4 - AFFILIATES

For the purpose of this Agreement, a company is an Affiliate of a party if:

      (a) the party owns or controls, directly or indirectly, 50% or more of the voting stock of that company;

      (b) the party owns or controls, directly or indirectly, sufficient voting stock in that company to elect a majority of the directors of that company;

      (c) that company owns or controls, directly or indirectly, 50% or more of the voting stock of the party;

      (d) that company owns or controls, directly or indirectly, sufficient voting stock in the party to elect a majority of the directors of the party;

      (e) an organization owns or controls, directly or indirectly, 50% or more of the voting stock of the party and that company; or

      (f) an organizations owns or controls, directly or indirectly, sufficient voting stock in the party and the company to elect a majority of the directors of the party and that company.

SECTION 5 - SCHEDULES

The following Schedules are incorporated into and form part of this Agreement:

Schedule "A" - Patents
Schedule "B" - Share Rights
Schedule "C" - Research Projects
Schedule "D" - Anutech Licence

                      PART II - PURCHASE AND SALE OF SHARES

SECTION 6 - SUBSCRIPTION AND PURCHASE

(1) In consideration for the licensing rights to the Praxis Intellectual Property, FAIRCHILD hereby agrees to transfer, on or before the Closing Date, 260,000 pre-split shares or 2.6 million post-split shares of Fairchild International Inc. to Praxis, and guarantees that the Shares will be issued as fully paid up and non-accessible Shares; that the Shares be allotted and that a certificate for the Shares be issued to Praxis.

(2) Praxis shall certify as at the Closing Date that the following representations and warranties are correct:

      (a) Praxis is engaged primarily in the business of developing a unique panel of natural carbohydrate based compounds and exploiting commercial applications of such;

      (b) there are no material lawsuits against Praxis, or its directors or officers that are related to the business of Praxis, nor, to the best of the knowledge of Praxis and its directors and officers are any being contemplated;


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      (c)   Praxis is current in all taxes owed, including payroll taxes, and on all debts, accounts payable and leases;

      (d) Praxis has provided copies of its most recent financial statements to FAIRCHILD and the information contained in such financial statements is complete and accurately reflects Praxis' situation, financial and otherwise;

      (e) a copy of every material executed lease, licence, partnership or collaboration agreement (whether technical, marketing, manufacturing or other) stockholder agreement, loan agreement, employment agreement, purchase and sale agreement has been provided to FAIRCHILD;

      (f) a comprehensive listing and description of all Intellectual Property in the name of Praxis or obtained by Praxis through licensing has been provided to FAIRCHILD as have copies of file wrappers for all Licensed Patent Applications and there are no existing or potential patent disputes of which Praxis is aware or for which Praxis has not provided full and complete disclosure to FAIRCHILD;

      (g) a complete and current listing of Praxis' capital structure and the terms and conditions associated therewith has been provided to FAIRCHILD, including a list of all shareholders, options, Warrants, puts and other instruments that may affect FAIRCHILD's equity position after shareholdings are fully diluted;

      (h) there are no material written or oral agreements with any other person or corporation pursuant to which Praxis or it directors or officers have agreed to do anything beyond the requirements of the formal written contracts referred to in clause (e);

      (i) the transfer of the Shares to Praxis contemplated by this Agreement will not constitute a breach of any contract or commitment to which FAIRCHILD is a party;

      (j)   Praxis has filed all necessary tax returns;

      (k) this Agreement has been duly authorized, executed and delivered by Praxis and is a legal, valid and binding obligations of Praxis enforceable by FAIRCHILD in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally;

      (l) the execution and delivery of this Agreement by Praxis and the completion of the transactions herein will not result in a breach or violation of any of the provisions of any obligation of Praxis under any contract to which Praxis may be a party; any judgment, decree, order or award of any court, governmental body or arbitrator having jurisdiction over Praxis; or any applicable law, statute, ordinance, regulation or rule;

      (m) the issue of the Shares to Praxis is in compliance with the constating documents of FAIRCHILD; and

      (n) Praxis is not a non-resident of Canada within the meaning of Section 116 of the Income Tax Act (Canada).

(3)   If at any time prior to the Closing Date:

      (a) Praxis shall have failed to comply with any term or condition contained herein;


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      (b)   any representations and warranties set out in Section 6(2) is incorrect in any material respect;

      (c) there is any material default under debts owed by Praxis which default has not been cured within any applicable grace period; or

      (d)   any material final judgments are rendered against Praxis;

      FAIRCHILD may terminate this Agreement upon written notice to Praxis.

(4) All registration and recording fees payable to third parties in connection with the closing of the transactions outlined in this Section 6 shall be borne by Praxis.

SECTION 7 - PURCHASE OF ADDITIONAL SHARES

Praxis shall not purchase any Shares in addition to those to which Praxis is entitled pursuant to Section 6 unless such purchase is made in conjunction with or pursuant to an agreement between Praxis and FAIRCHILD for the acquisition by Praxis of voting control of FAIRCHILD.

                       PART III - RESEARCH AND DEVELOPMENT

SECTION 8 - RESEARCH PROJECTS

(1) Praxis shall conduct the Research Projects and perform all work described in Schedule "C".

(2) Praxis shall commence work on October 1st, 1999 and shall use reasonable efforts to complete the Research Projects in accordance with the work schedule included as part of Schedule "C".

(3) The Research Projects shall be performed by Praxis in a thorough and diligent manner in accordance with Good Laboratory Practices and normal professional standards.

(4) Praxis shall report to FAIRCHILD at the times and in the manner set forth in Schedule "C".

(5) FAIRCHILD shall pay to Praxis the total sum of $250,000.00 USD, after deduction for any loans to the company, payable as an initial payment of $62,500 USD and then in three equal quarterly instalments of $50,000 USD payable on the first day of each month commencing on January 1st, 2000 and a single, and final, quarterly payment of $37,500 USD on October 1st, 2000, such payments to be exclusive of any taxes, whether municipal, provincial, federal or Goods and Services. The funds paid by FAIRCHILD to Praxis pursuant to this Section 8 shall only be used by Praxis for the conduct of the Research Projects and shall only be expended in accordance with the budget included as part of Schedule "C", unless Praxis obtains prior written authorization from FAIRCHILD.

(6) FAIRCHILD and Praxis shall, not less than once every three (3) months, review and evaluate progress on the Research Projects. Following such reviews milestones as set out in Schedule C may be revised as and when needed by mutual agreement between FAIRCHILD and Praxis.

(7) Praxis shall use reasonable efforts to ensure that the technology used in the Research Projects does not infringe on any patents or proprietary rights of other persons.

SECTION 9 - RECORDS AND CONFIDENTIALITY

(1) Praxis shall maintain complete and accurate records of the activities conducted and results obtained pursuant to the Research Projects, all in accordance with good scientific practice. Upon


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      written request from FAIRCHILD, Praxis shall provide copies of any such records to FAIRCHILD.

(2) Praxis shall keep full, accurate and complete records of books of account relating to financial aspects of the Research Projects. FAIRCHILD, or a designate of FAIRCHILD, may from time to time upon reasonable prior written notice to Praxis examine, audit or have examined or audited the records and books of account of Praxis.

(3) All data, reports, plans, records, logs and other information relating to the Research Projects shall be treated by Praxis and FAIRCHILD as the confidential property of both parties and both parties shall use all reasonable efforts to ensure that such information is kept strictly confidential during the term of this Agreement and for a period of ten
      (10) years thereafter. Nothing herein shall prevent Praxis from using, disclosing or authorizing disclosure of information:

      (a) which is or becomes part of the public domain through no act or failure on the part of Praxis;

      (b) which was in Praxis' possession prior to its development pursuant to the Research Projects or prior to receipt or acquisition from FAIRCHILD;

      (c) which is disclosed to Praxis by a third party without a covenant of confidentiality, provided that such third party is, to the knowledge of Praxis, under no obligation of confidentiality with respect to the information; or

      (d)   with the prior written authorization of FAIRCHILD.

SECTION 10 - OWNERSHIP OF NEW INTELLECTUAL PROPERTY

(1) New Intellectual Property shall promptly be disclosed by Praxis to FAIRCHILD and thereafter shall be included as part of the Licensed Technology and licensed to FAIRCHILD pursuant to Section 11.

(2) All expenses connected with preparing, filing, prosecuting, obtaining, maintaining and enforcing intellectual property rights related to the New Intellectual Property shall be borne by FAIRCHILD.

                                PART IV - LICENCE

SECTION 11 - GRANT

(1) Praxis hereby grants to FAIRCHILD an exclusive, world-wide sublicence under the Licensed Patent Applications and Licensed Patents, and an exclusive, world-wide sublicence under the New Intellectual Property, to use the Licensed Technology and to make, use and sell any products, compounds, compound uses, processes, applications, methods or procedures within the Field of Use.

(2) FAIRCHILD shall be entitled to grant further sublicences of the rights granted by Praxis to FAIRCHILD pursuant to Section 11(1) hereof. FAIRCHILD shall advise Praxis in writing of any and all sublicences granted by FAIRCHILD in accordance with this Section 11(3) and shall provide Praxis with the following information:

      (a)   name of the sublicencee;

      (b) the amount of any licence fee or royalties payable by the sublicencee; and


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      (c)   such further information as may be reasonably requested by Praxis.

(3) FAIRCHILD may assign this Agreement to an Affiliate of FAIRCHILD or may transfer or assign the rights and obligations of FAIRCHILD pursuant to Parts III, IV or V, or any combination thereof, to an Affiliate of FAIRCHILD.

      FAIRCHILD shall advise Praxis in writing of any such transfer or assignment.

      Notwithstanding any such transfer or assignment, FAIRCHILD shall at all times remain liable to Praxis for the performance of the obligations set out herein, including the obligation to pay to Praxis a share of Net Revenue in accordance with Section 12.

SECTION 12 - REVENUE

(1) Net Revenue shall be apportioned between the parties and FAIRCHILD shall pay to Praxis an amount equal to thirty five percent (35%) of Net Revenue of Praxis products for so long as there are Valid Claims.

(2) All payments required to be made pursuant to Section 12(1) shall be made according to Section 8(5).

SECTION 13 - RECORDS AND REPORTS

(1) FAIRCHILD shall keep full, accurate and complete records and books of account relating to Net Revenue and any amounts payable by FAIRCHILD to Praxis pursuant to Section 12 hereof.

(2) All payments made by FAIRCHILD to Praxis pursuant to Section 12 shall be accompanied by a report providing such information as is reasonably required by Praxis to determine an accurate determination of the amounts payable by FAIRCHILD to Praxis in accordance with Section 12.

(3) Praxis may from time to time, upon reasonable prior notice to FAIRCHILD have the records and books of account maintained by FAIRCHILD in accordance with Section 13(1) hereof audited or examined by a duly authorized independent chartered accountant to ascertain the accuracy of the payments made. All costs of any audit, examination or report shall be payable by Praxis, unless the report discloses an underpayment of five (5%) percent or more, in which case the cost of the audit, examination or report shall be payable by FAIRCHILD.

SECTION 14 - PROTECTION, ENFORCEMENT AND INFRINGEMENTS

(1) Praxis shall permit FAIRCHILD to control and direct (including the selection of patent agents or patent attorneys) the preparation, filing and prosecution of all patent applications the subject of this Agreement included within the Field of Use of the Licensed Technology, including the New Intellectual Property.

      Without limiting the generality of the foregoing, Praxis shall, upon FAIRCHILD's request and at FAIRCHILD's cost and expense, file and prosecute patent applications to protect the Licensed Technology in any country that a patent application has not been filed. FAIRCHILD shall consult with Praxis on the content of all patent applications and related filings. Praxis shall bear all costs related to the preparation, filing, prosecution and maintenance with respect to the Licensed Patents described on Schedule "A", the Licensed Patent Applications described in Section 1(g)(i) and any other patents or Licensed Patent Applications that disclose and claim the same


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      inventions. FAIRCHILD shall pay all costs of preparing, filing, prosecuting and maintaining all Licensed Patent Applications and Licensed Patents related to the New Intellectual Property.

(2) If either party believes that any Licensed Patents are being infringed by another person, that party shall promptly notify the other party and shall provide any evidence of infringement which is reasonably available. FAIRCHILD shall have the first right and option, but not the obligation, to bring an action for infringement, at FAIRCHILD's sole cost and expense, against the alleged infringer. If FAIRCHILD elects to take such action, the conduct of the action shall be entirely under the direction and control of FAIRCHILD. If FAIRCHILD exercises the rights contained herein, FAIRCHILD may name Praxis as a party plaintiff in such action, suit or proceeding, if reasonably necessary under the circumstances, provided that FAIRCHILD shall indemnify and hold Praxis and Anutech harmless from any costs or expenses incurred in connection with such action, suit or proceeding. Any damages or sums recovered by FAIRCHILD in any such action, suit or proceeding, or any settlement thereof, shall be retained by FAIRCHILD, but, to the extent that the recovery reflects lost sales of Licensed Products, the net amount after deducting expenses incurred by FAIRCHILD, shall be included as part of Net Revenue.

(3) If FAIRCHILD elects not to pursue an action for infringement, whether alone or jointly with Praxis, Praxis shall have the right and option, but not the obligation, at Praxis's sole cost and expense, to bring the action for infringement against the alleged infringer. Any damages or sums recovered by Praxis in such action, suit or proceeding, or any settlement thereof, shall be retained by Praxis, but, to the extent that the recovery reflects lost sales of Licensed Products, Praxis shall pay to FAIRCHILD one-half of the net amount after deducting expenses incurred by Praxis.

(4) The parties shall cooperate in defending any impeachment, interference or infringement action, suit or proceeding brought against either Praxis or FAIRCHILD related to the Licensed Technology.

(5) The parties shall not take any actions that may be reasonably known to compromise the position of the other party with respect to legal proceedings commenced or to be commenced or being defended by the other party.

(6) The parties shall render all reasonable assistance, including providing all documents in their possession and any witnesses as are or may be required in the conduct of any proceedings referred to herein. If any party renders such assistance at the request of another party, the requesting party shall reimburse the assisting party for expenses incurred to render such assistance.

SECTION 15 - WARRANTIES, INDEMNITIES AND INSURANCE

(1)   Praxis represents and Warrants to FAIRCHILD that, as of the Closing Date:

      (a) Praxis owns or has valid and enforceable licenses of the Licensed Technology free and clear of all liens, charges, security interests and encumbrances, licences and other restrictions;

      (b) the Anutech Licence Agreement is in full force and effect, unamended and that neither Praxis nor Anutech are in default of any of the terms and conditions contained therein;

      (c) to the best of Praxis's knowledge and belief, the practicing of the Licensed Technology will not infringe the rights of any other person; and

      (d) to the best of Praxis's knowledge and belief, it is not aware of any activities or conduct of any other person that would constitute infringement of the Licensed Technology.


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(2)   The parties shall assume and be liable for their own losses, damages and expenses of any nature whatsoever which they may suffer, sustain, pay or incur by reason of any matter or thing arising out of, or in any way related to this Agreement, except for such losses, costs, damages and expenses as are the result of the wilful breach of any term herein by the other party or the wilful or negligent acts or omissions of the other party.

(3) Each party shall indemnify and hold harmless the other party, its employees and agents, from and against any and all claims, demands and costs whatsoever that may arise out of, directly or indirectly, the indemnifying party's performance of this Agreement or that of the indemnifying party's employees or agents. Such indemnifications shall survive this Agreement.


(4) Praxis shall, at its own expense and without limiting its liabilities herein, maintain comprehensive or commercial general liability insurance with an insurer in an amount not less than $1,000,000.00 per occurrence (annual general aggregate, if any, not less than $2,000,000.00), insuring against bodily injury, personal injury and property damage, including loss of use thereof. Such insurance shall include blanket contractual liability.

(5) From the date that any Product arising out of the the Licenced Technology is first applied for therapeutic human use (and for the term or foreseeable term of the human use) FAIRCHILD undertakes to hold product liability insurance to the value of at least $10,000,000.00. Such policies shall name Praxis as additional insureds and shall be purchased from a reputable insurer. Certificates evidencing the coverage shall be provided to Praxis.

SECTION 17 - REGULATORY APPROVALS

(1)   FAIRCHILD shall use reasonable efforts to obtain Regulatory Approvals.

(2) Praxis shall assist FAIRCHILD in obtaining Regulatory Approvals in the various countries by providing such information and data as may be in the possession of Praxis necessary for or of assistance in obtaining any Regulatory Approvals. FAIRCHILD shall be responsible for all regulatory, agency, filing, inspection and other fees and expenses and charges incurred in connection with obtaining any Regulatory Approvals pursuant to
      Section 17(1).

(3) Praxis shall ensure that all information and data generated by Praxis that is related to the Clinical Trials or would be of any assistance to FAIRCHILD in obtaining Regulatory Approvals shall be maintained in a form suitable for submission to regulatory authorities and shall at all times be kept secure and confidential.

                                PART VI - GENERAL

SECTION 18 - TERM AND TERMINATION

(1) The term of this Agreement shall expire on the expiration of the last Licensed Patent. Upon the expiration of this Agreement, FAIRCHILD's licence pursuant to Section 11 shall become a fully paid-up, perpetual licence.

(2) This Agreement may be terminated at any time upon the mutual agreement of the parties.

(3)   If:


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      (a)   either party has breached any of its obligations pursuant to this
            Agreement and fails to remedy such breach or to commence and diligently pursue reasonable steps to remedy such breach within sixty (60) days after notice in writing from the other party;

      (b) either party becomes bankrupt or insolvent or takes the benefit of any statute for bankrupt or insolvent debtors or makes any proposal, assignment or arrangement with its creditors, or any steps are taken or proceedings commenced by any person for the dissolution, winding up or termination of either parties existence or the liquidation of its assets; or

      (c) a trustee, receiver, receiver manager or like person is appointed with respect to the business or assets of a party; the party in default may terminate this Agreement by giving written notice to the party in default.

(4) If Praxis is in default of any of its obligations related to the performance of the Research Projects, and has failed to remedy such breach within sixty (60) days after notice in writing from FAIRCHILD, FAIRCHILD may terminate the Research Projects immediately upon written notice to Praxis. If FAIRCHILD terminates the Research Projects in accordance with this Section 18(4):

      (a) FAIRCHILD shall reimburse Praxis for costs and expenses incurred in accordance with the budget included as part of Schedule "C" to the date of termination;

      (b) FAIRCHILD shall have no further obligation with respect to the conduct of the Research Projects or any costs and expenses related thereto;

      (c) notwithstanding the termination of the Research Project, all New Intellectual Property developed prior to the date of termination shall be disclosed by Praxis to FAIRCHILD and shall be included as part of the Licensed Technology and licensed to FAIRCHILD pursuant to Section 11; and

      (d) FAIRCHILD shall have the right to complete the Research Project, or any part thereof at its own cost and expense and any results; improvements to Intellectual Property sublicenced from Praxis under the terms of this Agreement; new patents and patent applications arising from this shall be deemed to be New Intellectual Property.

(5) The following sections shall survive termination of this Agreement: 1, 2, 3, 4, 5, 9 and 15.

SECTION 19 - PUBLICITY

(1) A copy of all public announcements and press releases which either party intends to release or make regarding products or technology covered by the licence shall be provided to the other party prior to being released or made.

      Any public announcement or news release that names, refers to or in any way identifies both parties shall be approved by both parties prior to being released or made. Each party shall respond to a request for approval within five (5) working days of receipt of the copy and the approval of each party shall not be unreasonably withheld.

(2) If either party is prevented from complying with Section 19(1) as a result of the requirements of a Securities Commission or other regulatory body, the party shall not be considered to be in breach of this Agreement, but shall use reasonable efforts to consult with and keep the other party informed.


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

(3) The parties shall not use each other's name in any advertising material without the prior written consent of the other party, which consent may be arbitrarily withheld.

(4) Subject to subsection (3), FAIRCHILD shall be responsible for and have control of labelling of Licensed Products.

SECTION 20 - COMPLIANCE WITH LAWS

The parties shall observe and comply with all applicable laws, ordinances, codes and regulations of Government agencies, including Federal, Provincial, Municipal and local governing bodies having jurisdiction.

SECTION 21 - RELATIONSHIP

Nothing in this Agreement shall be construed as:

      (a) constituting either party as the agent, employee or representative of the other party; or

      (b) creating a partnership or as imposing upon either party any partnership duty, obligation or liability to the other party.

SECTION 22 - NOTICES

All notices or other communications required or permitted to be given hereunder shall be in writing and shall be sent to the following addresses or such other addresses as the relevant party may notify from time to time:

                     TO: William B Cowden, CEO
                     Praxis Pharmaceuticals Inc.
                     GPO Box 1978
                     Canberra, ACT, Australia 2601
                     Facsimile: 61 2 6279 9758

                     TO:  Byron Cox
                     FAIRCHILD INTERNATIONAL Inc.
                     #600 - 595 Hornby Street
                     Vancouver, British Columbia V6C 1A4
                     Facsimile: (604) 646-5649

Notices sent by prepaid registered mail shall be deemed to be received by the addressee on the 7th day (excluding Saturdays, Sundays, statutory holidays and any period of postal disruption) following the mailing thereof. Notices personally served or transmitted by facsimile shall be deemed received when actually delivered or transmitted, provided such delivery shall be made during normal business hours.

SECTION 23 - ASSIGNMENT

Except as expressly permitted pursuant to Section 11, the parties shall not assign this Agreement or any part thereof, or any rights hereunder without the prior written consent of the other party, such consent not to be unreasonably withheld.

SECTION 24 - FURTHER ASSURANCES

The parties shall with reasonable diligence take all action, do all things, attend or cause their representatives to attend all meetings and execute all further documents, agreements and assurances as may be required from time to time in order to carry out the terms and conditions of this Agreement in accordance with their true intent.

SECTION 25 - SETTLEMENT OF DISPUTES

(1) If there is any dispute or disagreement related to or arising out of this Agreement (the "Disagreement") the parties shall refer the Disagreement for resolution to their respective Chief Executive Officers, or their nominees.

(2) If the Disagreement is not resolved pursuant to Section 25(1) within thirty (30) days (or such longer period as agreed upon between the parties), a mediator shall be appointed by the parties who shall assist the parties in resolving the Disagreement.

(3) If the Disagreement is not resolved under Section 25(2) within thirty (30) days (or such longer period as agreed upon between the parties) either party may refer the Disagreement to be resolved by arbitration conducted as follows:

      (a) either party may require arbitration by giving written notice to arbitrate to the other party, which written notice shall identify the nature of the Disagreement;

      (b) if the parties are able to agree upon a single arbitrator, the arbitration shall be conducted before the single arbitrator;

      (c) if the parties have been unable to agree upon the selection of a single arbitrator within two (2) weeks after receipt of the notice requiring arbitration, each party shall within one (1) further week, by notice in writing given to the other party, nominate one neutral arbitrator. If either party fails to nominate an arbitrator in accordance with this clause, the arbitrator so nominated shall proceed to conduct the arbitration alone. If both parties nominate neutral arbitrators in accordance with this clause, the two arbitrators so nominated shall nominate a third arbitrator within one (1) week of their nomination;

      (d) the arbitrator or arbitrators shall immediately proceed to hear and determine the Disagreement. The parties agree that it is important that all Disagreements be resolved promptly and the parties therefore agree that the arbitration shall be required to be conducted expeditiously and that the final disposition shall be accomplished within two (2) weeks. The parties shall ensure that the arbitrator or arbitrators upon accepting the nomination shall agree that the arbitrator has time available for the timely handling of the arbitration in order to achieve final disposition within two (2) weeks;

      (e) the decision of the arbitrator or arbitrators shall be rendered in writing, without reasons and shall be promptly served upon both parties. If the arbitration is being conducted before a panel of three arbitrators, the decision of any two of the three arbitrators shall be decision of the arbitration panel. The decision of the arbitrator or arbitrators shall be binding upon the parties;

      (f) in the event of the death, resignation, incapacity, neglect or refusal to act of any arbitrator, and if the neglect or refusal continues for a period of five (5) days after notice in writing of such has been given by either party, another arbitrator shall be nominated to replace the arbitrator by the person who has originally nominated that arbitrator;

      (g) the costs of the arbitration shall be in the discretion of the arbitrators, and shall be borne by the parties in accordance with the decision of the arbitrators;

SECTION 26 - ENUREMENT

This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

                               PRAXIS PHARMACEUTICALS, INC.

                                 Per: /S/ BRETT CHARLTON (PRESIDENT)

                               FAIRCHILD INTERNATIONAL INC.

                                 Per: /S/ BYRON COX


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

                                   SCHEDULE A

                                LICENSED PATENTS

PHOSPHOSUGAR-BASED ANTI-INFLAMMATORY AND/OR IMMUNOSUPPRESSIVE DRUGS

International Application No. PCT/AU89/00350
Inventors - William Cowden, Christopher Parish, David Willenborg
Priority date - 18 August 1988
International filing date - 18 August 1989
ANUTECH reference 140

COUNTRY       APPLICATION NO.    PATENT NO.    STATUS
Australia     41875/89           627500        granted
Europe        89909685.3         0429522       granted
Japan         509079/89                        examination requested
USA           988001             5506210*      granted - 9 April 1996

NOVEL PHOSPHOSUGARS AND PHOSPHOSUGAR-CONTAINING COMPOUNDS HAVING
ANTIINFLAMMATORY ACTIVITY

Inventors - William Cowden, Christopher Parish, David Willenborg
Priority date - 18 October 1996
ANUTECH reference 278

COUNTRY       APPLICATION NO.    PATENT NO.    STATUS
Australia     PO3098/96                        INT on 18 October 1997
Australia     41866/97                         examination requested
USA           08/953305                        examination requested


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

                                   SCHEDULE D

                           PRAXIS PHARMACEUTICALS INC.

                                       and

                               ANUTECH PTY LIMITED

                             ----------------------

                                LICENCE AGREEMENT

                             ----------------------

                                                     PRAXIS Pharmaceuticals Inc.
                                                                    GPO Box 1978
                                                              Canberra, ACT 2601
                                                                       Australia
                                                             Tel: (02) 6249 2939


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

                                                             Fax: (02) 6279 9758

                                TABLE OF CONTENTS

1.    DEFINITIONS AND INTERPRETATION.........................................  1

2.    GRANT OF LICENCE.......................................................  4

3.    LICENCE CONSIDERATION..................................................  4

4.    LICENCE TERM...........................................................  4

5.    PERFORMANCE OF PRAXIS..................................................  4

6.    RIGHT TO SUBLICENSE....................................................  5

7.    GST....................................................................  5

8.    OWNERSHIP..............................................................  6

9.    PROTECTION OF PATENTS..................................................  6

10.   INFRINGEMENT AND ENFORCEMENT OF PATENTS................................  7

11.   REPORTS, PAYMENTS AND ACCOUNTING.......................................  7

12.   CONFIDENTIALITY........................................................  8

13.   PUBLICATION............................................................  9

14.   USE OF NAME............................................................  9

15.   INDEMNITY AND INSURANCE................................................  9

16.   WARRANTIES............................................................. 10

17.   ASSIGNMENT, TRANSFER................................................... 11


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

18.   TERMINATION............................................................ 11

19.   MISCELLANEOUS PROVISIONS............................................... 12

20.   TERMINATION OF LICENCE AND RESEARCH & DEVELOPMENT AGREEMENT............ 15

21.   SCHEDULE 1 - ANU Intellectual Property................................. 17


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

THIS AGREEMENT IS MADE ON THE 14TH DAY OF OCTOBER 1999 BETWEEN:

ANUTECH PTY LIMITED, ACN 008 548 650 with its registered office at ANUTECH Court, Cnr Barry Drive and Daley Road, Acton, Australian Capital Territory, Australia 2601 ("ANUTECH").

AND:

PRAXIS PHARMACEUTICALS INC., a company incorporated in Utah with its office at Suite 600, 595 Hornby Street, Vancouver, BC, Canada ("Praxis").

RECITALS:

A. Praxis was incorporated on 20 June 1997 with the intention that it raise capital, acquire intellectual property and research, develop and commercialise pharmaceuticals.

B. ANU possesses intellectual property in the area of phosphosugars and their analogues as anti-inflammatory agents.

C. Praxis wishes to license the ANU intellectual property in order to undertake further research and development and commercialisation of the intellectual property.

D. In accordance with the terms and conditions set forth in this agreement, ANUTECH is willing to grant such a licence to Praxis with its term dependant on Praxis achieving research and commercialisation milestones.

E. ANUTECH is the commercial subsidiary of the ANU and regularly provides services to its clients by engaging the services of the ANU.

IT IS AGREED AS FOLLOWS:

DEFINITIONS AND INTERPRETATION

1.1 In this Agreement, unless there is something inconsistent with the context, the following terms and expressions shall have the following meanings:

      "AFFILIATE" means, in relation to a person, the person's related bodies corporate (within the meaning of the Corporations Law), entities who are partners or joint venturers of or trustees for the person or with whom the person is acting in concert and the directors agents, officers and employees of the person or any of those related bodies corporate or entities.

      "ANU INTELLECTUAL PROPERTY" means the following intellectual property owned by the ANU:

      (a) Intellectual Property in relation to phosphosugars and their anti-inflammatory activity; and

      (b) the patents and patent applications set out in Schedule 1, including all divisions, continuations, continuations-in-part, renewals, extensions and additions thereof.

      "COMMENCEMENT DATE" means the   day of        1999.

      "CONFIDENTIAL INFORMATION" means any information whether written, oral, electronic or in any other form which is disclosed by a party or its representatives, is claimed as confidential to itself and which relates to the ANU Intellectual Property, Research, Results,

      Products, Agreement and business of the parties. It includes all copies and notes generated from the disclosure but does not include information which:

      (a)   is in the public domain at the time of disclosure;

      (b) becomes a part of the public domain after disclosure, otherwise than as a result of any unauthorised activity and/or omission on the part of the recipient;

      (c) the recipient can prove is already in its own possession at the time of disclosure and which was not acquired from the other party directly or indirectly;

      (d) is rightfully acquired from a third party who did not obtain it under an obligation of confidentiality; or

      (e) is legally required to be disclosed - the party required to make disclosure shall notify the other to allow that party to assert whatever exclusions are available.

      "DOLLAR", "DOLLAR" OR "$" means Australian dollars unless otherwise indicated.

      "FIELD" means the use of phosphosugars as neutriceuticals, complementary medicines or cosmetics for the treatment of any applicable condition and expressly excludes:

      (a)   the use of phosphosugars as ethical therapeutics; and

      (b)   topical application for wound care;  and

      (c) use of fructose-1,6-diphosphate, administered non-topically, for the treatment or prophylaxis of ischaemic disorders in humans, which includes transplantation and immunosuppression.

      "GST" means a tax on goods and services as defined by Commonwealth legislation.

      "INTELLECTUAL PROPERTY" shall mean all intellectual property rights and includes:

      (a) Trade Marks: means any trade mark or trade name whether registered or not under, or by reference to which, a product or service is known;

      (b) Patents: meaning any patents or patent applications including all divisions, continuations, renewals, extensions and patents of addition thereof which have been or are in the future filed and granted as a patent;

      (c) Copyright subsisting in any form or manner whether written or stored in any form (whether visible or not) including without limitation brochures, design logos, insignia, computer programs, software, firmware and hardware;

      (d)   Designs (whether or not registered); and

      (e) Know-How: meaning the unpatented, technical information, processes, formulae, technical and technological documentation, reports, computer programs, biological materials, procedures or methods, all current and accumulated knowledge, skills and experience.

      "NET SALES" means:

      (a) for an arms length sale of any Product means the gross amount invoiced by Praxis, or its Affiliates less the following:

            (i) transport and insurance related charges actually allowed and taken;

            (ii) trade, quantity or cash discounts or rebates actually allowed and taken;

            (iii) credits or allowances given or made on account of price adjustments, recalls or destruction requested or made by an appropriate government agency; and

            (iv) any tax (excluding income tax), excise or other government charge upon or measured by the sale, transportation, delivery or use of the Product which is actually incurred by the seller.

      (b) for a non-arms length sale, means the highest of the most recent Net Sales at which Praxis, its Affiliates, its subsidiaries, joint venturers licensees or agents has sold similar quantities of Products in an arms length sale.

      "PRODUCTS" means any matter, article or thing which incorporates or arises from the whole or partial use of ANU Intellectual Property or Results.

      "RESULTS" means all Intellectual Property, materials (including substances, compounds, biological material, products, samples and devices) in whatever form and information however known or recorded (including trade secrets, processes, techniques, designs, plans, data, test results, findings, evaluations and reports) generated as a result of any exploitation of or in any connection with any research and development conducted at the ANU within the Field.

      "SUBLICENSE FEES" means all payments to Praxis in consideration for rights to the ANU Intellectual Property, Results and Products pursuant to a sublicence, assignment, joint venture, strategic alliance or other arrangement.

      Sublicence Fees shall not include:

      (a) fees for research and development undertaken by Praxis including for example preclinical research and clinical studies; nor

      (b) the royalty percentage above that is required to be paid by Praxis pursuant to clause 3 (License Consideration).

1.2   In this Agreement unless the contrary intention appears:

      (a) a reference to a clause, schedule, attachment, annexure or appendix is a reference to a clause of or schedule, attachment, annexure or appendix to this Agreement and references to this Agreement include any recital, schedule annexure, attachment, or appendix;

      (b) a reference to this Agreement or another instrument includes any variation or replacement of either of them;

      (c) a reference to a statute, ordinance, code or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them;

      (d)   the singular includes the plural and vice versa;

      (e) if a period of time is specified and dates from a given day or the day of an act or event, it is to be calculated exclusive of that day;

      (f) if an event must occur on a stipulated day which is not a business day, then the stipulated day will be taken to be the next business day;

      (g) headings are inserted for convenience and do not affect the interpretation of this Agreement;

      (h) words importing any one gender shall mean and include masculine, feminine and/or neuter where appropriate;

      (i) words importing natural persons shall (where appropriate) mean and include corporations and unincorporated associations and vice versa;

      (j) schedules and attachments form part of and are incorporated in this Agreement.

      (k) no provision of this Agreement will be construed adversely to a party solely on the ground that the party was responsible for the preparation of this agreement or that provision; and

      (l) an expression importing a natural person includes any company, partnership, joint venture, association, corporation or other body corporate and any government, governmental, administrative, judicial or semi-governmental agency or body.

1.3 For the avoidance of doubt the recitals to this Agreement shall form part of this Agreement and in the event of any inconsistency between the recitals and the other provisions of this Agreement the other provisions of this Agreement shall prevail.

GRANT OF LICENCE

1.4 ANUTECH grants to Praxis an exclusive, worldwide licence to use and exploit the ANU Intellectual Property and Results within the Field, including the right to sublicense pursuant to clause 6 (Right to Sublicense).

LICENCE CONSIDERATION

1.5   In consideration for the grant of the licence Praxis will pay to ANUTECH:

      a)    a 4% royalty on Net Sales of Products by Praxis;

      b) 50% of all royalty income on Net Sales of Products received from sublicensees;

      c)    15% of all Sublicence Fees.

      d) ANUTECH shall maintain the right to hold 300,000 shares issued to ANUTECH 31 March 1999. These shares will be held in escrow for a period of 12 months from the date of issue.

1.6 The obligation in clause 3.1 survives the termination of the licence in clause 2.1 or this Agreement.

LICENCE TERM

1.7 The Licence in clause 2.1 commences upon the Commencement Date and ends on the expiration of the last to expire of the patents covered by this Agreement, unless otherwise earlier terminated pursuant to clause 5 (Performance of Praxis) or clause 18 (Termination).

PERFORMANCE OF PRAXIS

1.8 If Praxis fails to comply with the following performance milestones, ANUTECH has at its election the right to terminate this Agreement in accordance with clause 18(Termination).

1.9   Commercialisation milestones

      a) Praxis shall use best efforts to commercialise the ANU Intellectual Property and Results by undertaking an ongoing and active research, developmental, manufacturing, marketing, licensing or capital raising program, as appropriate, directed toward the exploitation of the ANU Intellectual Property and Results within the Field.

      b) Part of these best efforts includes Praxis providing to ANUTECH as soon as practicable a business plan (and any updates thereafter) which addresses Praxis's capacities, objectives and strategies for such a commercialisation program.

      c) Praxis shall also provide ANUTECH with an annual written report (on the anniversary of the Commencement Date) on its progress towards achieving these commercialisation milestones.

RIGHT TO SUBLICENSE

1.10 ANUTECH grants to Praxis the right to sublicence ANU Intellectual Property and Results within the Field, subject to:

      a) the prior written approval of ANUTECH which shall not be unreasonably withheld;

      b) the sublicensee being bound to similar terms as contained in this Agreement; and

      c) the royalty and Sublicence Fee stream provided for in clause 3 (Licence Consideration) are reserved.

GST

1.11 The parties acknowledge that this Agreement, including all pricing and compensation terms, whether by way of reimbursement, indemnity or otherwise has been drafted without taking into account the effect, if any, of GST. The following principles apply when determining the amount (including royalties) payable (the Payment) for any rights, services, or any other thing granted or supplied pursuant to this Agreement.

1.12 If GST is payable in relation to the granting of rights, supply of services or any other thing, the Payment will be the consideration specified herein plus GST (if any).

1.13 If the Payment is determined by reference to any cost, expense or liability incurred by a party (the Payee), the reference to cost, expense or liability means the actual amount incurred by the Payee less the amount of any GST input tax credit the Payee is entitled to claim in respect of that cost, expense or liability. The Payee will be assumed to be entitled to claim full input tax credits unless it demonstrates that its entitlement is otherwise prior to the date on which the Payment must be made.

1.14 If the Payment is a reimbursement or indemnification of a loss determined (including a percentage of sales revenue) by reference to revenue received and costs incurred, the revenue will be the revenue earned net of GST and the costs will be determined in accordance with clause 7.3.

1.15 If a party sets off an amount otherwise payable under this Agreement, the principles set out above shall be applied to calculate the amount to be set off as if that amount had been paid.

1.16 Each party agrees to do all things, including providing invoices or other documentation containing stipulated information, that may be necessary or desirable to enable or assist the other party to claim any credit, set off, rebate or refund in relation to any GST included in any payment made under this Agreement.

OWNERSHIP

1.17 The following shall be owned by the ANU and licensed to Praxis pursuant to the terms of this Agreement:

      a)    improvements to ANU Intellectual Property ; and

      b) new patents and patent applications arising from the use of ANU Intellectual Property.

PROTECTION OF PATENTS

1.18 With respect to the existing ANU Intellectual Property patents and patent applications:

      a) the parties shall cooperate in the prosecution and maintenance of the patents and patent applications with the relevant patent offices;

      b) from the Commencement Date, one third of any past and future costs and expenses incurred in their filing, maintenance and renewal shall be borne by Praxis;

      c) Praxis may select the countries in which patent applications are to be filed in the name of the ANU; and

      d) if Praxis decides not to request patent protection for an invention in any country, ANU may file or maintain at its own cost patent applications which Praxis has declined to file or maintain, and such patent applications or granted patents shall lie outside the provision of this Agreement.

1.19 With respect to any new patentable inventions arising from the Results and use of ANU Intellectual Property:

      a) Praxis may request ANUTECH to file and prosecute a patent application, in ANU's name, for the invention or agree to treat the invention as a trade secret;

      b) the parties shall cooperate in the prosecution and maintenance of the patents and patent applications with the relevant patent offices;

      c) all costs and expenses incurred in filing, maintaining and renewing the patents and patent applications shall be borne by Praxis;

      d) Praxis may select the countries in which patent applications are to be filed in the name of the ANU; and

      e) if Praxis decides not to request patent protection for an invention in any country, ANU may file or maintain at its own cost patent applications which Praxis has declined to file or maintain, and such patent applications or granted patents shall lie outside the provision of this Agreement.

INFRINGEMENT AND ENFORCEMENT OF PATENTS

1.20  Infringement

      In the event of any patent, the subject of this Agreement, being infringed Praxis may at its own cost and in its own name litigate such infringement and may settle or compromise such litigation in such a manner as Praxis shall determine provided that Praxis shall consult with ANUTECH in good faith in relation to those proceedings.

1.21  Enforcement

      In the event that litigation is taken or threatened by a third party against any rights associated with any patents the subject of this Agreement, the parties shall consult in good faith and use their best endeavours mutually to determine the manner in which these proceedings are to be defended or resisted and to act accordingly provided always that the parties shall first seek the opinion of counsel experienced in such matters.

1.22 In any litigation, ANUTECH shall cooperate with Praxis in making available all relevant records, papers, information and the like which may be relevant and in its possession.

1.23 Nothing herein shall preclude ANUTECH from defending or pursuing any such actions.

REPORTS, PAYMENTS AND ACCOUNTING

1.24 Within 30 days after the first day of January, April, July and October of each year, Praxis shall provide to ANUTECH a true and accurate royalty report. This royalty report will cover payments due under clause 3 (Licence Consideration) and specify:

      a) the total quantity of Products sold or provided by it and by its sublicensees;

      b)    the Net Sales price at which the Products were sold or provided;

      c)    the calculation of the royalty due;

      d)    the total royalties so calculated and due to ANUTECH; and

      e)    the amount of Sublicence Fees and the royalty due.

1.25 For the term of this Agreement and simultaneous with the delivery of each such royalty report, Praxis shall pay to ANUTECH the royalty and any other payments due under this Agreement for the period covered by such report.

      Praxis shall be responsible for all payments that are due to ANUTECH but have not been paid by Praxis' sublicensees to Praxis.

1.26  All payments hereunder by Praxis shall be payable in Australian Dollars.

1.27 During the term of this Agreement, Praxis shall keep complete and accurate records of its and its sublicensees sales of Products and Sublicence Fees in sufficient detail to enable compliance with its obligations under this Agreement to be verified.

1.28 Praxis shall permit ANUTECH or its representatives, at ANUTECH's expense, to periodically examine its books, ledgers and records during business hours and with 48 hours notice for the purpose of and to the extent necessary to ensure that Praxis has complied, and is complying, with its obligations under this Agreement.

1.29 In the event that the difference between the amount of royalty due and the amount of royalty actually paid exceeds 5% then Praxis shall pay the amount of the underpayment plus the cost of such examination.

1.30 If Praxis fails to pay ANUTECH an amount due under this Agreement, Praxis shall upon notification pay to ANUTECH the amount owing together with interest, such interest to be at the rate applicable to overdrafts charged by the Commonwealth Bank of Australia at the date of payment, calculated daily from the due date or the date the shortfall in payment was effective, as the case may be. The payment of such interest shall not preclude ANUTECH from exercising any other rights it may have because any payment is overdue.

CONFIDENTIALITY

1.31 The parties acknowledge that the Confidential Information is valuable to the party in question and each party undertakes to keep the Confidential Information secret and to protect and preserve the confidential nature and secrecy of the Confidential Information.

1.32  The recipient of Confidential Information must:

1.33  keep it confidential;

1.34  use it only for the purposes of the Agreement;

1.35  not disclose it to any person other than:

      (a) to those of the recipient's employees or legal advisers who have a need to know and who have first been directed and have undertaken orally or in writing to keep it confidential; or

      (b) to other people, such as contractors, visitors and agents who have a need to know and who have agreed in writing to keep it confidential in accordance with this Agreement

1.36 not copy it or any part of it other than as strictly necessary for the purposes of this Agreement and must mark any such copy "Confidential";

1.37 promptly comply with any request by the discloser to return or destroy any or all copies of Confidential Information; and

1.38 implement security practices against any unauthorised copying, use or disclosure of the Confidential Information.


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

1.39  Each party shall take:

      a) reasonable efforts to ensure that any person who has access to Confidential Information does not make any unauthorised use, reproduction or disclosure of that information; and

      b) reasonable steps to enforce the confidentiality obligations imposed or required to be imposed by this agreement, including diligently prosecuting at its cost any breach or threatened breach of such confidentiality obligations by a person to whom it has disclosed Confidential Information and, where appropriate, making applications for interim or interlocutory relief.

1.40 The provisions of this clause 12 shall continue to have effect for a period of four (4) years after termination or expiry of this Agreement.

1.41 Upon the termination or expiry of this agreement the recipient of Confidential Information shall deliver (or with the discloser's prior consent, destroy or erase) to the discloser all material forms of Confidential Information in its or its representatives possession, power or control. The return of Confidential Information under this clause does not release either party or their representatives from their confidentiality obligations under this clause.

PUBLICATION

1.42 If ANUTECH or its employees or agents wish to publish or otherwise disclose any information contained in the ANU Intellectual Property or Results, other than in accordance with clause 12 (Confidentiality), including by way of written disclosure or any oral disclosure at any seminar, lecture or other meeting ("Publication"), the following procedures shall be observed:

      (a) ANUTECH shall submit the Publication to Praxis 30 days prior to disclosure;

      (b) within the 30 day period Praxis will consider whether to agree to the Publication and shall advise ANUTECH what part (if any) of the information it does not wish published;

      (c) if Praxis does not advise ANUTECH within the 30 day period that it objects to the Publication it shall be deemed to have consented to the Publication;

      (d) if Praxis does advise ANUTECH of its objection then the information in question will not be published:

            (i) until the date upon which the complete Australian specification in relation thereto becomes open to public inspection at the Australian Patents Office; and

            (ii) in the case of information which is not patentable or which it is not proposed to patent, for so long as further confidential research or development work or potential or actual commercial exploitation is being actively pursued in relation thereto but in any case not to exceed 2 years;

      (e) where appropriate, ANUTECH will make proper acknowledgment of Praxis.

USE OF NAME


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

1.43 Any proposed use of a party's name by the other in any published material (including prospectus information) must be approved by the other party in writing prior to release of that published material.

INDEMNITY AND INSURANCE

1.44 Praxis hereby agrees to defend, indemnify and hold harmless ANUTECH, ANU and their employees from and against any and all demands, claims, liabilities, damages, costs and expenses which may be brought against or incurred by ANUTECH, ANU and their employees as a result of the use to which Praxis or its sublicensees make of the ANU Intellectual Property, Results and Products the subject of the licence granted in this Agreement, other than to the extent (if any) that the same are caused solely by the gross negligence of ANUTECH, ANU or of any of their employees.

      The indemnity above shall also apply to actions that may arise out of the capital raising that Praxis undertakes for the purposes of this Agreement.

1.45 From the date that any Product arising out of the ANU Intellectual Property is first applied for human use (and for the term or foreseeable term of the human use) Praxis undertakes to hold product liability insurance to the value of at least $5,000,000.00 .

1.46 Praxis shall at all times maintain in full force and effect general liability insurance with limits of not less than $5,000,000.00.

1.47 Such policies shall name ANUTECH and the ANU as additional insureds and shall be purchased from a reputable insurer. Certificates evidencing the coverage shall be provided to ANUTECH.

WARRANTIES

1.48  Right to enter Agreement

      Each Party hereby warrants to the other that it has the full right, power, authority and liberty to enter into this Agreement and to perform all of its respective duties and obligations hereunder. Each party warrants to the other that it is not under any other duty or obligation which is contrary to or inconsistent with any of its duties and obligations hereunder.

1.49  No contrary agreements

      Each party hereby warrants to the other that it will not enter into any agreement, arrangement or understanding with any third party which is contrary to or inconsistent with any of that party's rights, duties and obligations under this Agreement.

1.50  Status of ANUTECH

      ANUTECH warrants and covenants that it enters into this Agreement as agent for and on behalf of ANU having full power and authority so to do, and with the express consent of ANU, to the intent that each and every of the warranties, covenants, terms and conditions of this Agreement are given by and bind both ANUTECH in its own right and ANU.

1.51  Due diligence

      Praxis warrants that it has undertaken a due diligence examination of the ANU Intellectual Property licensed in this agreement and warrants that it satisfied itself as to ANU's rights to


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

      and the validity of the ANU Intellectual Property, in particular the patents and patent applications set out in Schedule 1.

1.52  ANU Intellectual Property

      To the best of its knowledge ANUTECH warrants and covenants that in respect of ANU Intellectual Property either:

      (a)   ANU is the sole legal and beneficial owner; or

      (b) ANU has such rights to the ANU Intellectual Property, as will enable ANUTECH to perform its obligations under this Agreement.

            ANUTECH makes no warranty as to whether the US Patent 5520926 (and corresponding international patents or applications) in the name of British Technology Group Limited infringes the ANU Intellectual Property.

1.53  Results achieving purpose

      ANUTECH makes no representations or warranties as to the accuracy or completeness of the Results generated by ANUTECH, or their capability to achieve a particular purpose.

1.54  Fundamental Terms

      Each party acknowledges that the warranties contained in this clause 16 (Warranties) are fundamental terms of this Agreement.

ASSIGNMENT, TRANSFER

1.55 This Agreement may not be assigned or otherwise transferred by Praxis without the prior written consent of ANUTECH. An assignment is deemed to include a change in greater than 50% beneficial ownership of shares in Praxis with the exception of such a change in share holding in Praxis through capital raising.

1.56 Any permitted assignee shall assume all obligations of its assignor under this Agreement.

1.57 No assignment shall relieve Praxis of responsibility for the performance of any accrued obligation(s) which Praxis then has hereunder.

TERMINATION

1.58 A party may terminate this Agreement upon 30 days written notice to the other party on the occurrence of any of the following by the other party:

      a) upon or after the bankruptcy, insolvency, dissolution or winding up of such party (other than dissolution or winding up for the purposes of reconstruction or amalgamation); or

      b) the failure of such party to comply with its obligations under this agreement, if such default is not cured (if capable of being cured) within 30 days of the party not in default giving notice of the default; or

      c) if the representations and warranties made under this Agreement prove inaccurate or false in any material respect.


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

1.59 Without limiting clause 18.1 (b), ANUTECH may terminate this Agreement upon 30 days written notice to Praxis in the event Praxis:

      a) fails to make any payment which is due and payable pursuant to this Agreement and such payment remains unpaid for more than 30 days; or

      b) fails to achieve any of the performance milestones in accordance with clause 5 and is demonstrated not to be making best efforts in attempting to achieve these milestones and such default is not cured (if capable of being cured) within 90 days of ANUTECH giving notice of the default.

1.60 The provisions of this clause 18 and clauses 3.1 (Licence Consideration) 12 (Confidentiality), 11 (Reports, Payments and Accounting), 15 (Indemnity and Insurance, 19.12 (Governing Law) and 19.9 (Dispute Resolution) shall continue in full force and effect notwithstanding the termination, any alterations or additions to the other provisions of this Agreement.

1.61 Upon termination of this Agreement and except as otherwise expressly provided:

      a) any rights or obligations of a party which may have arisen or accrued prior to termination shall not be affected;

      b) all licences granted to Praxis under the terms of this Agreement shall terminate and Praxis shall cease its exploitation of the relevant intellectual property other than provided for in clause
            18.4 (d);

      c) Praxis shall promptly pay to ANUTECH any amounts due under the terms of this Agreement including royalties and Sublicence Fees which have accrued as of the date of termination;

      d) Praxis may sell all inventory of the Product that it may have on hand at the date of termination provided that it pays royalties as provided in this Agreement.

1.62 If any party terminates the Agreement and sublicensees are not then in default under the terms of their sublicence agreements hereunder, ANUTECH shall have the right (but not the obligation) to assume and continue sublicence agreements with payments thereunder being made by the sublicensees directly to ANUTECH without any further obligations on the part of Praxis with respect thereto.

1.63 Waiver by either party of any breach (or a succession of breaches) of any one or more of the provisions of this Agreement shall not deprive such party of any right to terminate this Agreement pursuant to the terms of this clause 18 upon the occasion of any subsequent breach.

MISCELLANEOUS PROVISIONS

1.64  Binding obligations

      The duties and obligations imposed and the benefits conferred by this Agreement are to be binding upon and to enure to the parties and to their respective successors and permitted assigns.

1.65  Other instruments

      Each party shall prepare and execute such other instruments and documents and do such other acts and things as may be necessary or desirable to ensure each party has such rights


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

      and interest as are contemplated for it by this Agreement or as may be necessary or desirable to give full effect to the provisions of this Agreement.

1.66  Whole Agreement

      This Agreement combines the whole understanding of the Parties relating to its subject matter and it supersedes and cancels any and all agreements, understandings or commitments made by the same Parties with respect to the same subject matter. Any purported representations, warranties or other promises of the Parties not recorded in it are of no effect.

1.67  Amendment

      The variation or waiver of a provision of this Agreement or a Party's consent to a departure from a provision by another Party, will be ineffective unless in writing executed by the Parties. The requirements concerning variation or waiver apply to this clause itself.

1.68  No waiver

      No waiver by either party of any breach (or a succession of breaches) of any one or more of the provisions of this Agreement by the other party shall be deemed to be a waiver of any subsequent breach of the same or any other provision.

1.69  Illegality

      If any provision of this Agreement shall be construed so as to be illegal or invalid the legality or the validity of any other provision shall not be affected thereby. Any legal or invalid provisions shall be severable and all other provisions shall remain in full force and effect.

1.70  Notices

      A party notifying or giving notice under this Agreement must notify

      (a)   in writing;

      (b) addressed to the address of the recipients specified below or as altered by notice given in accordance with this clause; and

      (c)   delivered by hand, facsimile, registered mail or post.

      A notice shall be deemed received:

      (a)   if hand delivered on the date of delivery

      (b) if sent by facsimile on generation of an acknowledgment that the transmission has been successfully completed,

      (c) if sent by registered mail on acknowledgment of receipt by or on behalf of the recipient

      (d)   if dispatched by post, after 5 days including day of posting.

      If a notice is received on a day other than a business day or after 4.30 pm on a business day, then it is deemed received on the next business day.


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

      Notice addresses

      ANUTECH Pty Ltd                        Praxis Pharmaceuticals Inc.
      GPO Box 4                              GPO Box 1978
      CANBERRA ACT 2601                      Canberra ACT 2601

      Or

      ANUTECH Court                          Suite 600, 595 Hornby Street,
      Cnr. Barry Drive and Daley Road        Vancouver, BC, Canada
      ACTION ACT 2601

      Facsimile 02 6257 1433                 Facsimile: 1 (604)646 5649


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

1.71  Force Majeure

      No party shall be responsible or liable to any other party for, nor shall this Agreement be terminated as a result of any party's failure to perform any of its obligations hereunder, with the exception of payment of monies due and owing, if such failure results from circumstances beyond the control of such party, including, without limitation, requisition by any government authority or the effect of any statute, ordinance or governmental order or regulations, wars, strikes, lockouts, riots, epidemic disease, act of god, civil commotion, fire, earthquake, storm, failure of public utilities, common carriers or suppliers, or any other circumstances, whether or not similar to the above causes. The parties shall use reasonable efforts to avoid or remove any such causes and shall resume performance under this Agreement as soon as feasible whenever such cause is removed; provided however that the foregoing shall not be construed to require a party to settle any labour dispute or to commence, continue or settle any litigation.

      If after six months the force majeure continues, the Parties must meet in good faith to discuss the situation and endeavour to achieve a mutually satisfactory resolution of the problem.

1.72  Dispute resolution

      If a dispute arises between the Parties out of or relating to this Agreement (the "Dispute"), any Party seeking to resolve the Dispute must do so strictly in accordance with the provisions of this clause.

      Compliance with this clause is a condition precedent to seeking relief in any court or tribunal in respect of the Dispute.

      A Party seeking to resolve the Dispute must notify the existence and nature of the Dispute to the other Party ("the Notification"). Upon receipt of a Notification the Parties must refer resolution of the Dispute to their respective chief executive officers or their nominees.

      If the Dispute has not been resolved within thirty (30) days of receipt of the Notification then any Party may refer the Dispute to the Australian Commercial Dispute Centre Limited ("ACDC") for mediation. The parties must negotiate in good faith, and in accordance with the Conciliation Rules of ACDC, to resolve the Dispute.

      If the Dispute has not been resolved within sixty (60) days of referral to ACDC either Party is free to initiate proceedings in a court.

1.73  Stamp Duty

      All stamp duty levied upon this agreement shall be paid by Praxis.

1.74  Costs

      Each Party agrees to bear its own legal and other costs and expenses in connection with the preparation and execution of this Agreement and of other related documentation.

1.75  Governing law

      This Agreement shall be construed in accordance with and governed by the laws of the Australian Capital Territory, Australia, and the parties hereby submit themselves to the jurisdiction of the courts in and of that Territory.


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

TERMINATION OF LICENCE AND RESEARCH & DEVELOPMENT AGREEMENT

1.76 The parties entered into a Licence and Research & Development Agreement dated 27 October 1997 and an Addendum to the Licence and Research & Development Agreement dated 8 October 1998 ("Licence and R&D Agreement").

1.77 The parties have agreed to end the Licence and R&D Agreement by mutual agreement with effect from the Commencement Date of this Agreement.

1.78  With effect from the Commencement Date of this Agreement:

      (a)   the parties agree that the Licence and R&D Agreement is terminated;
            and

      (b) each party permanently releases each other party from any actions, suits, causes of action, arbitration, debts, dues, costs, claims, demands, verdicts and judgments, either at law or in equity or arising under statute ("Claims") which but for their entry into this termination, they or any of them have or may have against each other arising from or in connection with the early termination of the Licence and R&D Agreement.

1.79  Each party must:

      (a) use its best efforts to do all things necessary or desirable to give full effect to this termination; and

      (b) refrain from doing anything that might hinder performance of this termination.

      IN WITNESS: this Agreement shall be duly executed and shall commence from the Commencement Date:-

                                    The COMMON SEAL of                         )
                                    PRAXIS PHARMACEUTICALS INC                 )
                                    was hereunto affixed in accordance         )
                                    with its constitution in the presence of:  )


/S/ BRETT CHARLTON                                   /S/ W.B. COWDEN
Director/Secretary                                   Director

BRETT CHARLTON                                       W.B. COWDEN
Name                                                 Name

                                    The COMMON SEAL of                         )
                                    ANUTECH PTY LIMITED                        )
                                    was hereunto affixed in accordance         )
                                    with its constitution in the presence of:  )


/S/ T. SARTESCHI                                     /S/ JOHN D. BELL
Director/Secretary                                   Director

T. SARTESCHI                                         JOHN D. BELL
COMPANY SECRETARY                                    MANAGING DIRECTOR
Name                                                 Name


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